Free Writing Prospectus	Filed Pursuant to Rule 433
Filed on October 14, 2011	Registration Statement No. 333-161148

Oesterreichische Kontrollbank Aktiengesellschaft

$ 100,000,000 Floating Rate Guaranteed Global Notes due 2013

FINAL TERM SHEET

October 14, 2011

Issuer:	Oesterreichische Kontrollbank AG (“OeKB”)

Guarantor:	Republic of Austria

Rating:	AAA by Standard & Poor’s Ratings Services and Aaa by Moody’s Investors Service[1]

Principal Amount:	US$ 100,000,000 (may be upsized)

Pricing Date	October 14, 2011

Closing Date:	October 21, 2011

Maturity Date:	October 21, 2013

Redemption Price:	100%

Interest Rate:	USD 1-month LIBOR + 15 bps

USD 1-month LIBOR:

The rate for deposits in U.S. dollars having a designated maturity of 1 month which appears on Reuters Screen Page LIBOR01 as of 11:00 a.m., London time on that Interest Determination Date

If such rate does not appear on the Reuters Screen LIBOR01 Page, the rate for that Interest Reset Date will be determined as if the parties had specified “USD-LIBOR Reference Banks” as the applicable Floating Rate Option.

“USD-LIBOR Reference Banks” means that the rate for an Interest Reset Date will be determined on the basis of the rates at which deposits in U.S. dollars are offered by four major banks in the London interbank market (the “Reference Banks”) at approximately 11:00 a.m., London time, on the day that is two London Banking Days preceding that Interest Reset Date to prime banks in the London interbank market for a period of the Designated Maturity commencing on that Interest Reset Date and in a Representative Amount. The Calculation Agent will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, the rate for that Interest Reset Date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that Interest Reset Date will be the arithmetic mean of the rates quoted by major banks in New York City, selected by the Calculation Agent, at approximately 11:00 a.m., New York City time, on that Interest Reset Date for loans in U.S. dollars to leading European banks for a period of the Designated Maturity commencing on that Interest Reset Date and in a Representative Amount.

“Designated Maturity” means 1 month.

“London Business Day” means any day, other than a Saturday or Sunday, on which credit institutions are open for business in London.

“Representative Amount” means an amount that is representative for a single transaction in the relevant market at the relevant time.

Interest Payment Dates:	Monthly on the 21st of each month

First Interest Payment Date:	November 21, 2011

Interest Determination Dates:	2 London Business Days prior to each Interest Reset Date

Interest Reset Date:	The Closing Date and monthly thereafter on each Interest Payment Date

Interest Period:	Monthly from and including each Interest Payment Date (or the Closing Date, in the case of the first Interest Period) to but excluding the next succeeding Interest Payment Date (or the Maturity Date, in the case of the final Interest Period)

Day Count:	Actual/360, adjusted

Issue Price:	100.00%

Underwriting Commissions:	0.00%

Proceeds to OeKB:	100.00%

Format:	SEC registered global notes

Denominations:	US$ 1,000

Business Days:	Fixing: London Payment: New York

Business Day Convention:	Modified Following Business Day Convention

Clearing System:	DTC

Calculation Agent & Paying Agent:	Deutsche Bank Trust Company Americas

Lead Manager & Underwriter:	Barclays Capital Inc.

Stabilization Manager:	n.a.

ISIN:	US676167BF57

CUSIP:	676167BF5

1 A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

You can access the prospectus relating to the registration statement at the following website:

http://www.sec.gov/Archives/edgar/data/202811/000119312509210954/dsba.htm

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Barclays Capital toll-free at +1 888 227 2275 (ext. 2-3430).